Exhibit (a)(1)(E)

FORM OF COMMUNICATION TO ELIGIBLE HOLDERS
CONFIRMING RECEIPT OF ELECTION FORM
From:    Immune Design Corp.
Re:    Confirmation of Receipt of Election Form
This message confirms that Immune Design has received your Election Form. This confirmation should not, however, be construed to imply that the Election Form has submitted have been properly completed or that we have accepted your Eligible Options for exchange.
If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept the Eligible Options you have elected to exchange and to grant you New Options promptly following the Expiration Time, subject to the terms and conditions of the Exchange Offer. If you do not deliver a signed Notice of Withdrawal before the Expiration Time, and we accept your Eligible Options for exchange, we will provide you with a “confirmation letter” promptly following the Expiration Time confirming that your Eligible Options have been accepted for exchange. In addition, we will separately provide you with stock option agreements relating to your New Options for signature.
Your Election Form may be changed or revoked by delivering a new properly completed and signed Election Form and/or Notice of Withdrawal bearing a later date at any time before 6:00 p.m., Pacific Time, on Tuesday, July 17, 2018, unless the Exchange Offer is extended.
You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Documents, Election Form, Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to option.exchange@immunedesign.com.
Capitalized terms used herein shall have the meaning set forth in the “Offer to Exchange Eligible Options for New Options,” dated June 18, 2018.